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                                                                  EXHIBIT 99.16

                               SOGEN FUNDS, INC.

                        CALCULATION OF PERFORMANCE DATA
                     IN STATEMENT OF ADDITIONAL INFORMATION

                        AVERAGE TOTAL RATE OF RETURN FOR

                       THE YEAR ENDED MARCH 31, 1997

                                                     SOGEN                      SOGEN
                                                 OVERSEAS FUND                GOLD FUND
                                            ------------------------    ----------------------
Initial Investment = P.....................          $1,000                     $1,000
Ending Redeemable Value @ 3/31/97 = ERV....          $1,079                    $   845
Calculations:
T = the nth root of (ERV/P) - 1............ T = the 1st                 T = the 1st
                                            root of (1,079/1000) - 1    root of (845/1000) - 1
                                                = 1.079 - 1                 = 0.845 - 1
                                                = 0.0793                    = (0.1552)
                                                = 7.93%                     = (15.52)%
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                               SOGEN FUNDS, INC.

                        CALCULATION OF CURRENT YIELD AND
                      EFFECTIVE YIELD FOR SOGEN MONEY FUND
                               FOR THE SEVEN DAYS

                           ENDED MARCH 31, 1997

    Base Period Return March 31, 1997                0.000917092
    Current Yield
     Base Period Return/7) x 365 x 100
     (0.000917092/7) x 365 x 100 = 4.78%
    Effective Yield
     [(Base Period Return + 1) /to the power of (365 divided by 7)/] - 1
     [(0.000917092 + 1) /to the power of (365 divided by 7)/] - 1 = 4.90%
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